AGREEMENT BETWEEN
                    TEXAS HORSEMEN S PARTNERSHIP, L.L.P.
                                    AND
                        SAM HOUSTON RACE PARK, LTD.

     Whereas the Texas Racing Commission has formally recognized Texas Horsemen s Partnership, L.L.P. (herein Partnership) as the officially recognized horsemen s organization to represent owners and trainers racing horses in Texas; and

     Whereas the Partnership is the assignee and successor to Texas HBPA, Inc. of the rights and obligations of the contract, as amended, between Texas HBPA, Inc. And Sam Houston Race Park, Ltd. (herein Association) dated April 29, 1994; and

     Whereas the Association recognizes the desirability of having one horsemen s organization representing owners and trainers racing at the Association; now therefore

     Partnership and Association do hereby agree to provide funding of the Partnership as follows:

     1. Funding of the Partnership shall be provided as an expense of total interstate simulcast handle on incoming signals by deducting from such revenues and paying to the Partnership an amount equivalent to .15 percent (.0015), beginning July 1, 1996 and continuing until such time as a different percentage may be agreed upon by both parties to this agreement in order to provide sufficient income to sustain operations of the Partnership and to provide adequate benevolence and assistance.

     2. This funding mechanism supersedes and supplants all previous and existing contractual provisions for funding of the officially recognized horsemen s organization at the Association.

     EXECUTED in multiple copies on the dates indicated.

     TEXAS HORSEMEN S PARTNERSHIP, L.L.P.


     BY:       /S/ STANLEY BEARD
          Stanley Beard, Chairman, Management Committee
     Date: June, 1996


     SAM HOUSTON RACE PARK


     BY:       /S/ ROBERT L. BORK
          Robert L. Bork, Senior Vice President
            and General Manager
     Date: June, 1996